Exhibit 10(u)

PROMISSORY NOTE

$8,970,705	December 14, 2001
Santa Ana, California

For value received, The First American Corporation, a California corporation (“Maker”), promises to pay to the order of First American Home Buyers Protection Corporation, a California corporation (“Payee”), at 7833 Haskell Avenue, Van Nuys, California 91406, the principal sum of Eight Million Nine Hundred Seventy Thousand Seven Hundred Five and No Hundredths Dollars ($8,970,705.00), and to pay interest on the balance of principal remaining from time-to-time outstanding and unpaid from December 14, 2001, until paid, at the rate of six and fifty hundredths percent (6.50%) per annum. Principal and interest shall be paid in lawful money of the United States of America and in immediately available funds.

Said principal and interest shall be due and payable in equal quarterly installments in the amount of $235,180.00 commencing on the 15th day of March 2002, with quarterly payments continuing thereafter on June 15, September 15, and December 15, and quarterly on said dates in each calendar year thereafter, until December 15, 2016, when the entire unpaid balance of principal, together with all accrued interest thereon remaining unpaid, shall be due and payable in full.

Each payment made on this note shall be applied first to accrued interest, and the balance thereof shall be applied to installments of principal then due or to become due hereunder in the order of their maturity. This note may be prepaid at any time or times in whole or in part, without notice or penalty. Prepayments of principal shall be applied in the order of maturity. Principal that is prepaid shall cease to bear interest from the date of prepayment.

Should interest not be so paid, it shall thereafter bear like interest as the principal, but such unpaid interest so compounded shall not exceed an amount equal to simple interest on the unpaid principal at the maximum rate permitted by law. Should default be made in the payment of any installment of interest or principal when due, all unpaid principal and accrued interest shall become immediately due and payable at the option of the holder of this note. Should suit be commenced or an attorney be employed to enforce the payment of this note, Maker agrees to pay such additional sum as the court may adjudge reasonable as attorneys’ fees in said suit.

This note is made under, and shall be construed and enforced in accordance with, the laws of the State of California.

THE FIRST AMERICAN CORPORATION

By:	/s/ Parker S. Kennedy
Parker S. Kennedy, President

By:	/s/ Mark R Arnesen
Mark R Arnesen, Secretary